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                                                                     Exhibit 4.7


                             ARTICLES SUPPLEMENTARY
                                       OF
                        CORPORATE OFFICE PROPERTIES TRUST
                   SERIES D CUMULATIVE CONVERTIBLE REDEEMABLE
                                PREFERRED SHARES
                           (PAR VALUE $.01 PER SHARE)

      CORPORATE OFFICE PROPERTIES TRUST, a Maryland real estate investment trust (hereinafter called the "Trust"), having its principal office in Columbia, Maryland, hereby certifies to the Department of Assessments and Taxation of the State of Maryland that:

      FIRST: Pursuant to authority expressly vested in the Board of Trustees of the Trust by Article VI of the Declaration of Trust of the Trust, as amended to date (the "Declaration of Trust"), the Board of Trustees has duly classified 544,000 authorized but unissued preferred shares of beneficial interest of the Trust, par value $.01 per share (the "Preferred Shares"), into a class designated as Series D Cumulative Convertible Redeemable Preferred Shares, par value $.01 per share, and has provided for the issuance of such class by adoption of a resolution in the form of Article Third hereof effective as of January 12, 2001.

      SECOND: The classification increases the number of shares classified as Series D Cumulative Convertible Redeemable Preferred Shares, par value $.01 per share, from no shares immediately prior to the classification to 544,000 shares immediately after the classification. The classification decreases the number of unclassified Preferred Shares from 2,875,000 to 2,331,000.

      THIRD: The terms of the Series D Cumulative Convertible Redeemable Preferred Shares (including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption) as set by the Board of Trustees are as follows:

      1.       NUMBER OF SHARES AND DESIGNATION.

      This series of Preferred Shares shall be designated as Series D Cumulative Convertible Redeemable Preferred Shares, par value $.01 per share (the "Series D Preferred Shares"), and 544,000 shall be the authorized number of such Series D Preferred Shares constituting such series.

      2.       DEFINITIONS.

      For purposes of the Series D Preferred Shares, the following terms shall have the meanings indicated:

      "Affiliate" of a Person means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.


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      "Board of Trustees" shall mean the Board of Trustees of the Trust or any committee authorized by such Board of Trustees to perform any of its responsibilities with respect to the Series D Preferred Shares; provided that, for purposes of paragraph (a) of Section 9 of this Article, the term "Board of Trustees" shall not include any such committee.

      "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

      "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor thereto, as interpreted by any applicable regulations or other administrative pronouncements as in effect from time to time.

      "Common Shares" shall mean the common shares of beneficial interest, $.01 par value per share, of the Trust.

      "Conversion Rate" shall mean 2.20 Common Shares for each Series D Preferred Share, subject to adjustment as provided in paragraph (f) of Section 6 of this Article.

      "Current Market Price" of publicly traded Common Shares or any other class or series of capital shares or other security of the Trust or of any similar security of any other issuer for any day shall mean the last reported sales price, regular way settlement on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices regular way on such day, in either case as reported on the New York Stock Exchange ("NYSE") or, if such security is not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the National Market of the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") or, if such security is not quoted on such National Market, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such security on such day shall not have been reported through NASDAQ, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in such security selected for such purpose by the Chief Executive Officer of the Trust or the Trustees or if any class or series of securities are not publicly traded, the fair value of the shares of such class as determined reasonably and in good faith by the Trustees.

      "Declaration of Trust" shall mean the Amended and Restated Declaration of Trust of the Trust as filed for record with the State Department of Assessments and Taxation of Maryland, and any amendments thereto.

      "Dividend Payment Date" shall mean January 15, April 15, July 15 and October 15 of each year; provided, that if any Dividend Payment Date falls on any day other than


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a Business Day, the dividend payment payable on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date and no interest shall accrue on such dividend from such date to such Dividend
Payment Date.

      "Dividend Periods" shall mean the Initial Dividend Period and each subsequent quarterly dividend period commencing on and including January 15, April 15, July 15 and October 15 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period, other than the Dividend Period during which any Series D Preferred Shares shall be redeemed pursuant to Section 5 hereof, which shall end on and include the Redemption Date with respect to the Series D Preferred Shares being redeemed.

      "Dividend Record Date" shall have the meaning set forth in paragraph (a) of Section 3 of this Article.

      "Equity Shares" shall mean shares of any class or series of shares of beneficial ownership in the Trust.

      "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

      "Initial Dividend Period" shall mean the period commencing on and including the Issue Date and ending on and including April 16, 2001.

      "Issue Date" shall mean the date of original issuance of the Series D Preferred Shares.

      "Junior Shares" shall have the meaning set forth in paragraph (a) of
Section 8 of this Article.

      "Liquidation Preference" shall have the meaning set forth in paragraph (a) of Section 4 of this Article.

      "Operating Partnership" shall mean Corporate Office Properties, L.P., a Delaware limited partnership.

      "Parity Shares" shall have the meaning set forth in paragraph (b) of
Section 8 of this Article.

      "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualifying under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, "private foundation," within the meaning of Section 509(a) of the Code, joint stock company or other entity, and also includes a "group," as that term is used for purposes of Section 13(d)(3) of the Exchange Act, and a group to which an Excepted Holder limit applies.

      "Redemption Date" shall mean, in the case of any redemption of any Series D Preferred Shares, the date fixed for redemption of such shares.


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      "Redemption Notice" shall have the meaning set forth in paragraph (d) of
Section 5 of this Article.

      "Redemption Price" shall mean, with respect to any Series D Preferred Shares to be redeemed, a cash payment equal to 100% of the Liquidation Preference thereof plus, all accrued and unpaid dividends, if any, to the Redemption Date.

      "REIT" shall mean a "real estate investment trust," as defined in Section 856 of the Code.

      "Senior Shares" shall have the meaning set forth in paragraph (c) of
Section 8 of this Article.

      "Series A Preferred Shares" shall mean the Trust's 5.5% Series A Convertible Preferred Shares of beneficial interest, par value $.01 per share.

      "Series B Preferred Shares" shall mean the Trust's 10% Series B Cumulative Redeemable Preferred Shares of beneficial interest, par value $.01 per share.

      "Series D Preferred Shares" shall have the meaning set forth in Section 1 of this Article.

      "Set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Trust in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Trustees, the allocation of funds to be so paid on any series or class of Equity Shares of the Trust; provided, however, that if any funds for any class or series of Junior Shares or any class or series of Parity Shares are placed in a separate account of the Trust or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Series D Preferred Shares shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

      "Trading Day", as to any Common Shares, shall mean any day on which such Common Shares are traded on the NYSE or, if such Common Shares are not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such Common Shares are listed or admitted or, if such Common Shares are not listed or admitted for trading on any national securities exchange, on the National Market of NASDAQ or, if such Common Shares are not quoted on such National Market, in the Common Shares market in which such Common Shares are traded.

      "Transfer Agent" means Norwest Bank or such transfer agent as may be designated from time to time by the Board of Trustees or its designee as the transfer agent for the Series D Preferred Shares.

      "Trustee" shall mean a member of the Board of Trustees.


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      "Voting Parity Shares" shall have the meaning set forth in paragraph (a)
of Section 9 of this Article.

      Capitalized terms used but not defined in these Articles shall have the meanings set forth in the Declaration of Trust.

      3.       DIVIDENDS.

      (a) The holders of Series D Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Trustees, out of funds legally available for that purpose, quarterly cash dividends on the Series D Preferred Shares at the rate of 4% of the Liquidation Preference per year (equivalent to $.25 per quarter per Series D Preferred Share). Such dividends shall be cumulative from the Issue Date, whether or not in any Dividend Period or Periods such dividends shall be declared or there shall be funds of the Trust legally available for the payment of such dividends, and shall be payable quarterly in arrears on each Dividend Payment Date. Each such dividend shall be payable in arrears to the holders of record of the Series D Preferred Shares, as they appear on the share records of the Trust at the close of business on the applicable record date (the "DIVIDEND RECORD DATE"), which shall be fixed by the Board of Trustees and which shall be not more than 60 days nor less than 10 days prior to each such Dividend Payment Date. Accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date as may be fixed by the Board of Trustees, which date shall not precede by more than 45 days nor less than 15 days the payment date thereof.

      (b) Any dividend payable on the Series D Preferred Shares for any partial Dividend Period shall be computed ratably on the basis of twelve 30-day months and a 360-day year. Holders of Series D Preferred Shares shall not be entitled to any dividends in excess of full cumulative dividends, as herein provided, on the Series D Preferred Shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series D Preferred Shares that may be in arrears.

      (c) So long as any of the Series D Preferred Shares are outstanding, when dividends are not paid in full upon the Series D Preferred Shares or any other class or series of Parity Shares, or a sum sufficient for such payment is not set apart for payment, all dividends declared upon the Series D Preferred Shares and any Parity Shares shall be declared ratably in proportion to the respective amounts of dividends accrued and unpaid on the Series D Preferred Shares and accrued and unpaid on such Parity Shares. Except as set forth in the preceding sentence, unless dividends on the Series D Preferred Shares equal to the full amount of accrued and unpaid dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past dividends periods, no dividends shall be declared or paid or set apart for payment by the Trust and no other distribution of cash or other property may be declared or made, directly or indirectly, by the Trust with respect to any Parity Shares.

      (d) So long as any of the Series D Preferred Shares are outstanding, unless dividends equal to the full amount of all accrued and unpaid dividends on the Series D


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Preferred Shares have been paid, or declared and set apart for payment, for all past dividend periods, no dividends (other than dividends or distributions paid in Junior Shares or options, warrants or rights to subscribe for or purchase Junior Shares) may be declared or paid or set apart for payment by the Trust, and no other distribution of cash or other property may be declared or made (directly or indirectly) by the Trust, with respect to any Junior Shares, nor shall any Junior Shares be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common Shares made for purposes of an employee incentive or benefit plan of the Trust or a subsidiary of the Trust) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Shares), directly or indirectly, by the Trust (except by conversion into or exchange for Junior Shares, or options, warrants or rights to subscribe for or purchase Junior Shares), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Shares.

      (e) In the event that any Series D Preferred Share is converted into Common Shares pursuant to Section 6 below, holders of Series D Preferred Shares whose conversion is deemed effective before the close of business on a Dividend Record Date will not be entitled to receive any portion of the dividend payable on such Series D Preferred Shares on the corresponding Dividend Payment Date for the current quarter to which that Dividend Record Date pertains but will, however, be entitled to receive the entire dividend for such quarterly period payable, if any, on the Common Shares issuable upon conversion provided that any conversion of Series D Preferred Shares becomes effective prior to the close of business on the record date for such dividend payable on such Common Shares and such holders are the holders of record on the record date for such Common Share dividend. A holder of Series D Preferred Shares on a Dividend Record Date who (or whose transferee) tenders such shares for conversion into Common Shares after such Dividend Record Date will be entitled to receive the dividend payable on such Series D Preferred Shares on the corresponding Dividend Payment Date. Except as provided above, the Trust will pay at the time of conversion all accrued and unpaid dividends, whether or not declared, on converted Series D Preferred Shares, unless restricted by the rights of holders of Senior Shares or Parity Shares.

      (f) Notwithstanding the provisions of this Section 3, the Trust shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any Parity Shares or (ii) redeeming, purchasing or otherwise acquiring any Parity Shares, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary in order to maintain the continued qualification of the Trust as a REIT under Section 856 of the Code.

      4.       LIQUIDATION PREFERENCE.

      (a) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Trust, before any payment or distribution by the Trust shall be made to or set apart for payment to the holders of any Junior Shares, the holders of Series D Preferred Shares shall be entitled to receive a liquidation preference of Twenty-Five Dollars ($25.00) per Series D Preferred Share (the "LIQUIDATION PREFERENCE"), plus an amount equal to all accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment.


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Until the holders of the Series D Preferred Shares have been paid the
Liquidation Preference in full, plus an amount equal to all accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, no payment will be made to any holder of Junior Shares upon the liquidation, dissolution or winding-up of the Trust. If, upon any liquidation, dissolution or winding-up of the Trust, the assets of the Trust, or proceeds thereof, distributable among the holders of Series D Preferred Shares shall be insufficient to pay in full the Liquidation Preference and liquidating payments on any other shares of any class or series of Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of Series D Preferred Shares and any such other Parity Shares ratably in the same proportion as the respective amounts that would be payable on such Series D Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full. For the purposes of this Section 4, a voluntary or involuntary liquidation, dissolution or winding-up of the Trust shall not include (i) a consolidation or merger of the Trust with or into one or more other entities,
(ii) a sale or transfer of all or substantially all of the Trust's assets, or
(iii) a statutory share exchange.

      (b) Upon any liquidation, dissolution or winding-up of the Trust, after payment shall have been made in full to the holders of Series D Preferred Shares and any Parity Shares, as provided in Section 4(a), any other series or class or classes of Junior Shares shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series D Preferred Shares and any Parity Shares shall not be entitled to share therein.

      5.       REDEMPTION AT THE OPTION OF THE TRUST.

      (a) Series D Preferred Shares shall not be redeemable by the Trust prior to the fifth anniversary of the Issue Date, except as set forth in Article VII of the Declaration of Trust which is incorporated by reference herein. On or after the fifth anniversary of the issue date, the Trust, at its option, may redeem Series D Preferred Shares, in whole or from time to time in part, at the Redemption Price; subject, however, to the holder's right to convert such shares pursuant to Section 6 at any time prior to the Redemption Date.

      (b) In the event of a redemption of Series D Preferred Shares, if the Redemption Date occurs after a Dividend Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date and shall not be payable as part of the Redemption Price for such shares. If full cumulative dividends on all outstanding Series D Preferred Shares have not been paid or declared and set apart for payment, no Series D Preferred Shares may be redeemed unless all outstanding Series D Preferred Shares are simultaneously redeemed and neither the Trust nor any Affiliate of the Trust may purchase or acquire Series D Preferred Shares, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of Series D Preferred Shares.

      (c) If fewer than all the outstanding Series D Preferred Shares are to be redeemed, the Trust will select those Series D Preferred Shares to be redeemed pro rata in


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proportion to the numbers of Series D Preferred Shares held by holders (with adjustment to avoid redemption of fractional shares) or by lot or in such other manner as the Board of Trustees may determine. If fewer than all Series D Preferred Shares represented by any certificate are redeemed, then a new certificate representing the unredeemed Series D Preferred Shares shall be issued without cost to the holders thereof.

      (d) If the Trust shall redeem Series D Preferred Shares pursuant to paragraph (a) of this Section 5, notice of the redemption shall be mailed by the Trust not less than 30 days nor more than 60 days prior to the Redemption Date to each holder of record of the Series D Preferred Shares to be redeemed (the "REDEMPTION NOTICE"). Such Redemption Notice shall be provided by first class mail, postage prepaid, at such holder's address as the same appears on the share records of the Trust. Neither the failure to mail the Redemption Notice, nor any defect therein or in the mailing thereof to any particular holder, shall affect the sufficiency of the Redemption Notice or the validity of the proceedings for redemption with respect to the other holders. A Redemption Notice which has been mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the Redemption Notice. Each Redemption Notice shall state, as appropriate: (i) the Redemption Date; (ii) the number of Series D Preferred Shares to be redeemed; (iii) the place or places where certificates for such Series D Preferred Shares are to be surrendered; and (iv) the Redemption Price payable on such Redemption Date, including, without limitation, a statement as to whether or not accrued and unpaid dividends will be (x) payable as part of the Redemption Price, or (y) payable on the next Dividend Payment Date to the record holder at the close of business on the relevant Dividend Record Date as described in the next succeeding sentence. A Redemption Notice having been mailed as aforesaid, from and after the Redemption Date (unless the Trust shall fail to make available the amount of cash necessary to effect such redemption), (i) dividends on the Series D Preferred Shares so called for redemption shall cease to accrue on said shares, (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Series D Preferred Shares shall cease, except (a) the right to receive the Redemption Price, without interest thereon, and (b) if the Redemption Date for any Series D Preferred Shares occurs after any Dividend Record Date and on or prior to the related Dividend Payment Date, the full dividend payable on such Dividend Payment Date in respect of such Series D Preferred Shares called for redemption shall be payable on such Dividend Payment Date to the holders of record of such shares at the close of business on the corresponding Dividend Record Date notwithstanding the prior redemption of such shares. The Trust's obligation to make available the cash necessary to effect such redemption in accordance with the preceding sentence shall be deemed fulfilled if, on or before the applicable Redemption Date, the Trust shall irrevocably deposit in trust with a bank or trust company (which may not be an Affiliate of the Trust) that has, or is an Affiliate of a bank or trust company that has, a capital and surplus of at least $50,000,000, such amount of cash as is necessary for such redemption plus, if such Redemption Date occurs after any Dividend Record Date and on or prior to the related Dividend Payment Date, such amount of cash as is necessary to pay the dividend payable on such Dividend Payment Date in respect of such Series D Preferred Shares called for redemption, with irrevocable instructions that such cash be applied to the redemption of the Series D Preferred Shares so called for redemption and, if applicable, the payment of such dividend. No interest shall accrue for the benefit of the holders of Series D Preferred


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Shares to be redeemed on any cash so set aside by the Trust. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Redemption Date shall revert to the general funds of the Trust, after which reversion the holders of Series D Preferred Shares so called for redemption shall look only to the general funds of the Trust for the payment of such cash. As promptly as practicable after the surrender in accordance with the Redemption Notice of the certificates for any such Series D Preferred Shares to be so redeemed (properly endorsed or assigned for Transfer, if the Trust shall so require and the Redemption Notice shall so state), such certificates shall be exchanged for cash (without interest thereon) for which such Series D Preferred Shares have been redeemed in accordance with such Redemption Notice.

      6.    CONVERSION AT OPTION OF THE HOLDER.

            Holders of Series D Preferred Shares shall have the right to convert all or a portion of such shares into Common Shares, as follows:

            (a)   Subject to and upon compliance with the provisions of this
Section 6, a holder of Series D Preferred Shares shall have the right, at such holder's option, at any time after December 31, 2003, to convert such shares, in whole or in part, into the number of fully paid and nonassessable shares of authorized but previously unissued Common Shares obtained by multiplying the Conversion Rate by the number of Series D Preferred Shares to be converted by surrendering such shares to be converted, such surrender to be made in the manner provided in paragraph (b) of this Section 6.

            (b) In order to exercise the conversion right, the holder of each Series D Preferred Share to be converted shall surrender the certificate representing such shares, duly endorsed or assigned to the Trust or in blank, at the office of the Transfer Agent, accompanied by written notice to the Trust that the holder thereof elects to convert such Series D Preferred Shares. Unless the shares issuable on conversion are to be issued in the same name as the name in which such Series D Preferred Shares are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Trust, duly executed by the holder or such holder's duly authorized attorney, and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Trust demonstrating that such taxes have been paid) as required by paragraph (j) of this Section 6. As promptly as practicable after the surrender of certificates for Series D Preferred Shares as aforesaid, the Trust shall issue and shall deliver at such office to such holder, or send on such holder's written order, a certificate or certificates for the number of full Common Shares issuable upon the conversion of such Series D Preferred Shares in accordance with provisions of this Section 6, and any fractional interest in respect of a Common Share arising upon such conversion shall be settled as provided in paragraph (c) of this Section 6. If all Series D Preferred Shares evidenced by any certificate are not converted, the Trust shall issue and deliver at such office to such holder a certificate for the remaining Series D Preferred Shares not converted. Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for Series D Preferred Shares shall have been surrendered and such notice received by the Trust as aforesaid, and the Person or Persons in whose name or names any certificate or certificates for Common Shares shall be issuable upon such conversion shall be deemed


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to have become the holder or holders of record of the shares represented thereby at such time on such date unless the share transfer books of the Trust shall be closed on that date, in which event such Person or Persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such transfer books are open, provided that such closure of the share transfer books shall not delay the date on which such Person shall become a holder of such shares by more than two Business Days.

            (c) No fractional Common Share or scrip representing fractions of a Common Share shall be issued upon conversion of the Series D Preferred Shares. Instead of any fractional interest in a Common Share that would otherwise be deliverable upon the conversion of Series D Preferred Shares, the Trust shall pay to the holder of such share an amount in cash based upon the Current Market Price of the Common Shares on the Trading Day immediately preceding the date of conversion. If more than one share shall be surrendered for conversion at one time by the same holder, the number of full Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series D Preferred Shares so surrendered.

            (d) If the Trust shall be a party to any transaction (including without limitation a merger, consolidation, statutory share exchange or reclassification of the Common Shares (each of the foregoing being referred to herein as a "Transaction")), in each case as a result of which Common Shares shall be converted into the right to receive shares, securities or other property (including cash or any combination thereof), each Series D Preferred Share which is not converted into the right to receive shares, securities or other property in connection with such Transaction shall thereupon be convertible into the kind and amount of shares, securities and other property (including cash or any combination thereof) receivable upon such consummation by a holder of that number of Common Shares into which one Series D Preferred Share was convertible immediately prior to such Transaction. The Trust shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this paragraph (d), and it shall not consent or agree to the occurrence of any Transaction until the Trust has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series D Preferred Shares that will contain provisions enabling the holders of the Series D Preferred Shares that remain outstanding after such Transaction to convert into the consideration received by holders of Common Shares at the Conversion Rate. The provisions of this paragraph (d) shall similarly apply to successive Transactions.

            (e) If there shall be any reclassification of the Common Shares or any consolidation or merger to which the Trust is a party and for which approval of any shareholders of the Trust is required, or a statutory share exchange, or the voluntary or involuntary liquidation, dissolution and winding up of the Trust, then the Trust shall cause to be mailed to each holder of Series D Preferred Shares at such holder's address as shown on the records of the Trust, as promptly as possible, but at least 15 days prior to the applicable date hereinafter specified, a notice stating the date on which such reclassification, consolidation, merger, statutory share exchange or liquidation, dissolution and winding up is expected to become effective, and the date as of which it is expected that holders of Common Shares of record shall be entitled to exchange their


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Common Shares for securities or other property, if any, deliverable upon such event. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 6.

            (f) (i) In the event the Trust should at any time or from time to time after the date of issuance of the Series D Preferred Shares fix a record date for the effectuation of a split or subdivision of the outstanding Common Shares or the determination of holders of Common Shares entitled to receive a dividend or other distribution payable in additional Common Shares without payment of any consideration by such holder for the additional Common Shares, then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Rate shall be appropriately increased so that the number of Common Shares issuable on conversion of each Series D Preferred Share shall be increased in proportion to such increase of outstanding Common Shares. If the number of Common Shares outstanding at any time after the date of issuance of the Series D Preferred Shares is decreased by a combination of the then outstanding Common Shares, then, following the record date of such combination (or the date of such combination if no record date is fixed), the Conversion Rate for the Series D Preferred Shares shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each Series D Preferred Share shall be decreased in proportion to such decrease in outstanding Common Shares. Whenever the Conversion Rate is adjusted as herein provided, the Trust shall promptly file with the Transfer Agent an officer's certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after delivery of such certificate, the Trust shall prepare a notice of such adjustment setting forth the adjusted Conversion Rate and the effective date such adjustment becomes effective and shall mail such notice of such adjustment to each holder of Series D Preferred Shares at such holder's last address as shown on the share records of the Trust.

                  (ii) In the event the Trust at any time, or from time to time, shall make or issue, or fix a record date for the determination of holders of Common Shares entitled to receive, a dividend or other distribution payable in securities of the Trust other than Common Shares, then and in each such event, provision shall be made so that the holders of Series D Preferred Shares shall receive upon conversion thereof, in addition to the number of Common Shares receivable thereupon, the amount of securities of the Trust which they would have received had their Series D Preferred Shares been converted into Common Shares on the date of such event and had thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 6(f) with respect to the rights of the holders of Series D Preferred Shares.

            (g) In any case in which paragraph (f) of this Section 6 provides that an adjustment shall become effective on the day next following the record date for an event, the Trust may defer until the occurrence of such event (A) issuing to the holder of any Series D Preferred Share converted after such record date and before the occurrence of such event the additional Common Shares issuable upon such conversion by reason of the adjustment required by such event over and above the Common Shares issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of any fraction pursuant to paragraph (c) of this Section 6; provided, however, that the holder of such Series D Preferred Shares shall be entitled to such additional Common Shares and cash, as applicable, upon such event.

            (h) There shall be no adjustment of the Conversion Rate in case of the issuance of any capital shares of the Trust, including issuance in connection with a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 6. If any action or transaction would require adjustment of the Conversion Rate pursuant to more than one paragraph of this Section 6, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value to the holder of Series D Preferred Shares.

            (i) The Trust shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Shares solely for the purpose of effecting conversion of the Series D Preferred Shares, the full number of Common Shares deliverable upon the conversion of all outstanding Series D Preferred Shares not theretofore converted into Common Shares. For purposes of this paragraph (i), the number of Common Shares that shall be deliverable upon the conversion of all outstanding Series D Preferred Shares shall be computed as if at the time of computation all such outstanding shares were held by a single holder. The Trust covenants that any Common Shares issued upon conversion of the Series D Preferred Shares shall be validly issued, fully paid and non-assessable. The Trust shall list the Common Shares required to be delivered upon conversion of the Series D Preferred Shares, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding Common Shares are listed at the time of such delivery.

            (j) The Trust will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Shares or other securities or property on conversion of Series D Preferred Shares pursuant hereto; provided, however, that the Trust shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of Common Shares or other securities or property in a name other than that of the holder of the Series D Preferred Shares to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue or delivery has paid to the Trust the amount of any such tax or established, to the reasonable satisfaction of the Trust, that such tax has been paid.

      7.    STATUS OF REACQUIRED SHARES.

      All Series D Preferred Shares that have been issued and are reacquired in any manner by the Trust (including, without limitation, Series D Preferred Shares which are redeemed or converted) shall be returned to the status of authorized but unissued Series D Preferred Shares.

      8.       RANKING.

      The Series D Preferred Shares will, with respect to dividend rights and rights upon the liquidation, dissolution or winding-up of the Trust, rank:

      (a) prior or senior to the Common Shares and any other class or series of Equity Shares authorized or designated in the future if the terms of such class or series provide that the holders of Series D Preferred Shares shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of shares of such class or series ("JUNIOR SHARES");

      (b) on a parity with the Series A Preferred Shares, Series B Preferred Shares and any other class or series of Equity Shares authorized or designated in the future if the terms of such class or series provide that the holders of such class or series and the Series D Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other ("PARITY SHARES"); and

      (c) junior to any class or series of Equity Shares authorized or designated in the future if the terms of such class or series provide that the holders of such class or series shall be entitled to the receipt of dividends and amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Series D Preferred Shares ("SENIOR SHARES").

      9.       VOTING.

      (a) If and whenever six quarterly dividends (whether or not consecutive) payable on the Series D Preferred Shares or any series or class of Parity Shares shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not declared, the number of Trustees then constituting the Board of Trustees shall be increased by two (if not already increased by reason of similar types of provisions with respect to Parity Shares of any other class or series which is entitled to similar voting rights, other than the Series A Preferred Shares (the "VOTING PARITY SHARES")) and the holders of Series D Preferred Shares, together with the holders of all other Voting Parity Shares then entitled to exercise similar voting rights, voting as a single class regardless of series, shall be entitled to elect the two additional Trustees to serve on the Board of Trustees at any annual meeting of shareholders or at a special meeting of the holders of the Series D Preferred Shares and the Voting Parity Shares called as hereinafter provided. At any time when such right to elect Trustees separately shall have been so vested in the holders of Series D Preferred Shares and the Voting Parity Shares, if applicable, the Secretary of the Trust may, and upon the written request of the holders of record of not less than 20% of the total number of Series D Preferred Shares and Voting Parity Shares (addressed to the Secretary at the principal office of the Trust) shall, call a special meeting of the holders of the Series D Preferred Shares and of the Voting Parity Shares for the election of the two Trustees to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Trust for a special meeting of the shareholders or as required by law. Such special meeting shall be held, in the case of such written request, within 90 days after the delivery of such request, provided that the Trust shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing annual meeting of shareholders and the holders of the Series D Preferred Shares and Voting Parity Share are offered the opportunity to elect such Trustees at such annual meeting. The Trustees elected at any such special meeting shall hold office until the next annual meeting of the shareholders or special meeting held in lieu thereof if such office shall not have previously terminated as provided below. If any vacancy shall occur among the Trustees elected by the holders of the Series D Preferred Shares and the Voting Parity Shares by reason of death, resignation or disability, a successor shall be elected by the Board of Trustees, upon the nomination of the then-remaining Trustee elected by the holders of the Series D Preferred Shares and the Voting Parity Shares or the successor of such remaining Trustee, to serve until the next annual meeting of the shareholders or special meeting held in place thereof if such office shall not have previously terminated as provided below. Whenever all arrears in dividends on the Series D Preferred Shares and the Voting Parity Shares then outstanding shall have been paid and dividends thereon for the current Dividend Period shall have been declared and paid, or declared and set apart for payment, then the right of the holders of the Series D Preferred Shares and the Voting Parity Shares to elect such additional two Trustees shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages), and the terms of office of all persons elected as Trustees by the holders of the Series D Preferred Shares and the Voting Parity Shares shall forthwith terminate and the number of Trustees constituting the Board of Trustees shall be reduced accordingly.

      (b) So long as any Series D Preferred Shares are outstanding, in addition to any other vote or consent of shareholders required by law or by the Declaration of Trust of the Trust, the affirmative vote or consent of at least 66-2/3% of the votes entitled to be cast by the holders of the outstanding Series D Preferred Shares voting as a single class with the holders of all other classes or series of Voting Parity Shares entitled to vote on such matters, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

            (i) Any amendment, alteration or repeal of any of the provisions of, or the addition of any provision to, these Articles Supplementary, the Declaration of Trust or the By-Laws of the Trust that materially adversely affects the voting powers, rights or preferences of the holders of the Series D Preferred Shares; provided, however, that the amendment of or supplement to the provisions of the Declaration of Trust to authorize, create, increase or decrease the authorized amount of, or to issue, Junior Shares, Series D Preferred Shares or any class of Parity Shares shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Series D Preferred Shares; or

            (ii) The authorization, creation of, increase in the authorized amount of, or issuance of shares of any class or series of Senior Shares or any security convertible into shares of any class or series of Senior Shares (whether or not such class or series of Senior Shares is currently authorized);

provided, however, that no such vote of the holders of Series D Preferred Shares shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such Senior Shares or convertible or exchangeable security is to be made, as the case may be, provision is made for the redemption of all outstanding Series D Preferred Shares to the extent such redemption is authorized by Section 5 of this Article.

      For purposes of the foregoing provisions and all other voting rights under these Articles Supplementary, each Series D Preferred Share shall have one (1) vote per share, except that when any other class or series of preferred shares of the Trust shall have the right to vote with the Series D Preferred Shares as a single class on any matter, then the Series D Preferred Shares and such other class or series shall have with respect to such matters one quarter of one vote per $25.00 of stated liquidation preference. Except as otherwise required by applicable law or as set forth herein or in the Declaration of Trust, the Series D Preferred Shares shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any action by the Trust.

      (c) In no event shall the Series A Preferred Shares be treated as Parity Shares for the purposes of this Section 9, and the voting rights of the Series A Preferred Shares as fixed by the Articles Supplementary establishing such series remain in full force and effect.

      10.      RECORD HOLDERS.

      The Trust and the Transfer Agent may deem and treat the record holder of any Series D Preferred Share as the true and lawful owner thereof for all purposes, and neither the Trust nor the Transfer Agent shall be affected by any notice to the contrary.

      11.   RESTRICTIONS ON OWNERSHIP AND TRANSFER; REMEDIES.

      Article VII of the Declaration of Trust sets forth certain ownership and transfer restrictions relating to the Equity Shares, including the Series D Preferred Shares. Article VII of the Declaration of Trust is hereby incorporated by reference herein. With respect to any conflict between the terms of these Articles Supplementary and Article VII of the Declaration of Trust, the provisions of Article VII of the Declaration of Trust shall control.

FOURTH: These Articles Supplementary have been duly adopted by all necessary action on the part of the Trust.

      IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary be signed in its name and on its behalf by its Chief Executive Officer and witnessed by its Assistant Secretary on January 25, 2001.




WITNESS:                                  CORPORATE OFFICE PROPERTIES TRUST


       /s/ John H. Gurley                 By:    /s/ Roger A. Waesche
       ---------------------------               -------------------------------
Name:  John H. Gurley                     Name:  Roger A. Waesche
Title: Vice President and General         Title: Senior Vice President and Chief
       Counsel                                   Financial Officer


      THE UNDERSIGNED, Senior Vice President and Chief Financial Officer of CORPORATE OFFICE PROPERTIES TRUST, who executed on behalf of the Trust the Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Trust the foregoing Articles Supplementary to be the official act of said Trust and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.



        /s/ Roger A. Waesche
        ---------------------------
        Name: Roger A. Waesche
        Title: Senior Vice President and Chief Financial Officer